UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2009

RAIT Financial Trust

(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 Arch Street, 17th Floor, Cira Centre, Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 243-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 is incorporated herein in its entirety.

Item 2.01	Completion of Acquisition or Disposition of Assets.

References to “RAIT”, “we”, “us”, and “our” refer to RAIT Financial Trust and its subsidiaries, unless the context otherwise requires.

On July 16, 2009, RAIT sold its residential mortgage portfolio to an affiliate of Angelo, Gordon & Co., L.P., pursuant to a Purchase and Sale Agreement, or the purchase and sale agreement, dated as of July 15, 2009 between RAIT’s subsidiary, Taberna Loan Holdings I, LLC, or the seller, and AG Park Lane I Corp., or the buyer. The purchase and sale agreement provided for the sale by seller to buyer of all of RAIT’s notes and equity interests, or the retained interests, together with any principal or interest payable thereon, issued by the following six securitizations of residential mortgage loans, or the securitizations: Bear Stearns ARM Trust 2005-7, Bear Stearns ARM Trust 2005-9, Citigroup Mortgage Loan Trust 2005-1, CWABS Trust 2005 HYB9, Merrill Lynch Mortgage Investors Trust, Series 2005-A9 and Merrill Lynch Mortgage Backed Securities Trust, Series 2007-2. The purchase price paid by buyer to seller under the purchase and sale agreement was $15.8 million, plus accrued interest, and was determined by arm’s length negotiations between the parties thereto. The foregoing description of the purchase and sale agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase and sale agreement filed as Exhibit 10.1 hereto and incorporated herein by reference. An affiliate of the buyer is party, as buyer, to two master repurchase agreements with affiliates of RAIT, as sellers. As of the date hereof, all parties to these master repurchase agreements have completed their obligations thereunder.

We expect that this transaction will result in our deconsolidation of the securitizations. The impact on RAIT’s financial statements is discussed below under “Deconsolidation of Variable Interest Entities” and is described in the pro forma financial statements of RAIT attached as Exhibit 99.1 hereto, which are incorporated herein by reference.

Deconsolidation of Variable Interest Entities:

We consolidate variable interest entities, or VIEs, if we are determined to be the primary beneficiary, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51”, or FIN 46R. Specifically, we previously consolidated the six securitizations because we were determined to be the primary beneficiary due to our ownership of the retained interests. Effective July 16, 2009, we sold all of our retained interests in these six securitizations and concluded that we are no longer the primary beneficiary of these securitizations. We deconsolidated the securitizations in accordance with FIN 46R and treated the deconsolidation of the securitizations as sales of the net assets of the entities and expect to record a loss on sale of approximately $62.0 million. The deconsolidation and the loss on sale will be recorded during the three-month period ended September 30, 2009. We will not receive any further cash flows from these securitizations and will no longer include the assets of these securitizations in our assets under management.

While we expect this deconsolidation to result in the reduction of our assets and liabilities, and ultimately our total equity due to the aforementioned loss we will incur upon deconsolidation, we believe this deconsolidation will be beneficial to the long-term interests of our shareholders. We expect it will improve transparency to our shareholders by removing a sizable portion of our non-recourse liabilities, along with their associated assets, from our financial statements and enhance our broader strategy of focusing our resources on our core commercial real estate portfolios. Also, we will no longer need to incur additional loan loss reserves against the residential mortgage loans underlying the securitizations which have had increasing delinquencies and default rates.

Forward-Looking Statements

In addition to historical information, the description of the deconsolidation of these securitizations contains forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or similar words. These forward-looking statements are subject to risks and uncertainties, as more particularly set forth in our filings with the Securities and Exchange Commission, including those described in the “Forward Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report, except as may be required by applicable law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, or the purchase and sale agreement, dated as of July 15, 2009 between RAIT’s subsidiary, Taberna Loan Holdings I, LLC, as seller, and AG Park Lane I Corp., as buyer.

99.1	Pro Forma Consolidated Financial Statements of RAIT Financial Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

Date: July 21, 2009	By:	/s/ Jack E. Salmon
	Name:	Jack E. Salmon
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale Agreement, or the purchase and sale agreement, dated as of July 15, 2009 between RAIT’s subsidiary, Taberna Loan Holdings I, LLC, as seller, and AG Park Lane I Corp., as buyer.

99.1	Pro Forma Consolidated Financial Statements of RAIT Financial Trust.

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